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Exhibit (a)(5)(D)

FOR IMMEDIATE RELEASE

Trinseo Commences Tender Offer to Repurchase up to 1,165,000 Ordinary Shares

Berwyn, PA—March 28, 2016

        Trinseo (NYSE: TSE), a global materials solutions provider and manufacturer of plastics, latex binders and synthetic rubber today announced that it has commenced a tender offer to repurchase up to 1,165,000 of its ordinary shares at a price of $35.63 per share. The tender offer will expire at 5:00 p.m., New York City Time on April 25, 2016, unless extended. Trinseo will fund the tender offer with existing cash on the Company's balance sheet. Trinseo is conducting this tender offer in order to satisfy certain requirements of Luxembourg law following the repurchase by the Company of 1,600,000 ordinary shares as part of the secondary offering of the Company's ordinary shares that was completed on March 24, 2016.

        Shareholders will receive the purchase price in cash, subject to applicable withholding and without interest. If the total number of shares tendered exceeds 1,165,000 shares, Trinseo will purchase shares on a pro rata basis (subject to the "odd lot" priority) from all shareholders who tendered shares.

        Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer. The Company has retained Okapi Partners LLC to act as information agent and American Stock Transfer and Trust Company, LLC to act as depositary in connection with the tender offer. Shareholders with questions, or who would like to receive additional copies of the tender offer documents, may call the information agent toll-free at (855) 208-8903.

        The terms and conditions of the tender offer are described in the "Offer to Purchase" and the related "Letter of Transmittal" that have been filed with the U.S. Securities and Exchange Commission.

        Trinseo's board of directors has authorized the tender offer. However, none of the Company, the Company's board of directors or management or the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. No person is authorized to make any such recommendation. Shareholders must make their own decisions as to whether to tender their shares. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purpose and effects of the offer. Shareholders are urged to discuss their decisions with their own broker or other financial or tax advisor. Each of the Company's directors and executive officers has advised the Company that they do not intend to tender any shares owned by them in the tender offer. In addition, Bain Capital Everest Manager Holding SCA, which was the selling shareholder in the secondary offering that was completed on March 24, 2016, has advised the Company that it does not intend to tender any of the remaining shares owned by it in the tender offer.

About Trinseo

        Trinseo (NYSE: TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day—products that are intrinsic to how we live our lives—across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 18 manufacturing sites around the world, and more than 2,200 employees.

Note on Forward-Looking Statements

        This press release may contain "forward-looking statements." Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to the repurchase by the Company and the risks identified, or incorporated by reference, in the Offer to Purchase. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information for Investors

        This communication is for informational purposes only, is not a recommendation to buy or sell Trinseo's ordinary shares, and does not constitute an offer to buy or the solicitation to sell ordinary shares of Trinseo. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials to be filed contemporaneously by Trinseo with the Securities and Exchange Commission. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Trinseo will be filing with the Securities and Exchange Commission at the Commission's website, www.sec.gov. Additional copies of these materials may be obtained for free by contacting Trinseo at 1000 Chesterbrook Boulevard, Suite 300, Berwyn, PA 19312, Attn: Corporate Secretary, or Okapi Partners, LLC, the information agent for the tender offer, at (855)208-8903 or by email at info@okapipartners.com.

For Editorial Information:

Donna St. Germain
Press Contact
Trinseo
+1 610 240 3307
stgermain@trinseo.com

David Stasse
Investor Contact
Trinseo
+1 610-240-3207
dstasse@trinseo.com

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  FOR IMMEDIATE RELEASE
  Trinseo Commences Tender Offer to Repurchase up to 1,165,000 Ordinary Shares
  Berwyn, PA—March 28, 2016
  About Trinseo
  Note on Forward-Looking Statements
  Additional Information for Investors
  For Editorial Information